Exhibit 10.14

LICENSE AGREEMENT

Between:     THE UNIVERSITY OF BRITISH COLUMBIA

and

ONCOGENEX TECHNOLOGIES INC.,

Schedules
“A”	Description of “Technology”
“B”	Payment Report
“C”	UBC License Agreement Annual Report
“D”	Address for Notices & Payment Instructions

*Certain information in this exhibit has been omitted as confidential, as indicated by [***]. This information has been filed separately with the Commission.

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5

(“UBC”)

AND:

ONCOGENEX TECHNOLOGIES INC., a corporation incorporated under the laws of Canada, # 400 – 1001 West Broadway Vancouver, British Columbia, Canada, V6H 4B1

(the “Licensee”)

WHEREAS:

UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to Hsp27 antisense and its use in the treatment of cancer as further described in [***] (the “Investigators”) in the Prostate Centre at UBC;

It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this agreement (the “Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1.0                          DEFINITIONS

1.1                           In this Agreement:

(a)           “Annual Maintenance Fee” is defined in Article 6.7;

(b)           “Annual Report” means a report in the form referred to in Article 12;

(c)           “Affiliated Company” or “Affiliated Companies” means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(d)           “Confidential Information” means any and all knowledge, know-how, information, and/or techniques disclosed by the one party (referred to in this capacity as the “Provider”) to another (referred to in this capacity as the “Recipient”), including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute

“Confidential Information” for the purposes of this Agreement, the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within thirty (30) days of making the disclosure. Furthermore, such disclosures shall not be considered “Confidential Information” for the purposes of this Agreement if and when it:

(i)            is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient shall promptly notify the Provider and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider;

(ii)           is published or becomes available to the general public other than through a breach of this Agreement, provided that disclosures of Confidential Information which are specific (i.e. relating to specific products, operating conditions and/or biological or chemical compositions) shall not fall within the forgoing exception merely because they are embraced by general disclosures in the public domain;

(iii)          is obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Discloser;

(iv)          is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by another party to this Agreement as evidenced by the Recipient’s business records; or

(v)           was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient’s business records.

(e)           “Cure Date” is defined in Article 11.4;

(f)            “Dispute” is defined in Article 11.4;

(g)           “Effective Date” means April 5th, 2005;

(h)           “Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(i)            “First Use of the Technology” means the earlier of either:

(i)            the first use of the Technology or any Improvement, or

(ii)           the first sale of a Product

in exchange for valuable consideration;

(j)            “Human Clinical Trials” is defined in Article 13.2;

(k)           “Improvements” means collectively the UBC Improvements, Licensee Improvements and Joint Improvements;

(l)            “Joint Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired jointly by UBC and the Licensee or any sublicensees or sub-sublicensees of the Licensee relating to the Technology at any time after the Effective Date;

(m)          “Licensee Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired solely by the Licensee or any sublicensees or sub-sublicensees of the Licensee relating to the Technology at any time after the Effective Date;

(n)           “Major Market Country” means any one of the United States, Canada, the European Community, or Japan;

(o)           “Manuscript” is defined in Article 10.3;

(p)           “Mediator” is defined in Article 11.5;

(q)           “Objectionable Material” is defined in Article 10.3;

(r)            “Patents” mean collectively the rights in and to any and all inventions which are disclosed in the U.S., Canadian and foreign patents and patent applications identified in Exhibit “A” and all:

(i)            counterparts, continuations, divisionals, continuations-in-part, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)           corresponding international patent applications;

(iii)          corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)          international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule “A”.

(s)           “Payment Report”  means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue was determined;

(t)            “Phase II Clinical Studies” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in U.S. FDA 21 C.F.R. 312.21(b) or similar regulations in a Major Market Country;

(u)           “Phase III Clinical Studies” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in U.S. FDA 21 C.F.R. 312.21(c) or similar regulations in a Major Market Country;

(v)           “Product(s)” means goods or services manufactured or provided in connection with the use of all or some of the Technology and/or any Improvements;

(w)          “Remedy Plan” is defined in Article 11.4;

(x)            “Revenue”  means all revenues, receipts, money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by the Licensee, sublicensees or sub-sublicensees from the marketing, manufacturing, licensing, sale or distribution of the Technology and any Improvements, and/or any Products,  in any or all parts of the world where the Licensee, sublicensees or sub-sublicensees is permitted by law and this Agreement to market, manufacture, license, sell or distribute the Technology and any Improvements, and/or any Products, less the following deductions to the extent included in the amounts invoiced and thereafter actually allowed and taken:

(i)            [***]

(ii)           [***]

(iii)          taxes, duties and customs on all sales of Products,

(iv)          [***]

(v)           [***]

(y)           “Royalty Due Dates”  means the last day of March, June, September and December of each year during the Term;

(z)            “Technology”  means the Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Effective Date by UBC or the Licensee relating to, and including, the technology and materials described in Schedule “A”, as amended from time to time, including, without limitation all related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information;

(aa)         “Term” is defined in Article 17.1;

(bb)         “UBC Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired solely by UBC relating to the Technology at any time after the Effective Date;

(cc)         “UBC Shares” is defined in Article 6.1; and

(dd)         “UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, symbol or device used by UBC in any manner at all.

2.0                          PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1                           The parties acknowledges and agrees that:

(a)           UBC owns all right, title and interest in and to the Technology, all UBC Improvements and all Joint Improvements;

(b)           the Licensee [***] in and to all Licensee Improvements.

2.2                           The Licensee will, at the request of UBC, sign all documents as may be required to ensure that ownership of the Technology, UBC Improvements and any Joint Improvements remain with UBC.

2.3                           During the Term, the Licensee and UBC will each periodically provide to the other party details of any Improvements which a party has developed and or acquired, and in the case of the Licensee any Improvement which it has made or any Improvement of which it becomes aware of that was developed and/or acquired by any sublicensees or sub-sublicensees of the Licensee.

3.0                          GRANT OF LICENSE

3.1                           Subject to Article 3.4, UBC grants to the Licensee a worldwide, exclusive license to use and sublicense the Technology, UBC Improvements and any Joint Improvements and to manufacture, have made, distribute, and sell the Products on the terms and conditions set out in this Agreement.

3.2                           The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies.

3.3                           The Licensee will not cross-license the Technology or any Improvements without the prior written consent of UBC, which consent will not be unreasonably withheld.

3.4                           The Licensee acknowledges and agrees that UBC may use the Technology and any Improvements without charge in any manner at all for research, scholarly publication, educational and all other non-commercial uses.

3.5                           UBC may register a financing statement regarding this Agreement under the Personal Property Security Act of British Columbia and/or under similar legislation in those jurisdictions in which the Licensee carries on business and/or has its chief place of business. The Licensee will pay for all costs associated with such registrations.

3.6                           The Licensee will give notice to UBC if it is carrying on business and/or locates its chief place of business in a jurisdiction outside British Columbia before starting business in that other jurisdiction. If UBC has registered a financing statement under Article 3.5, the Licensee will file within 15 days of any change in jurisdiction, the appropriate documents in the Personal Property Registries or similar registries outside of British Columbia to document the change in jurisdiction and will provide UBC a copy of the verification statement regarding each filing within 15 days after receiving the verification statement. The Licensee will pay for all costs associated with the registrations under this Article 3.6.

4.0                          SUBLICENSING

4.1                           The Licensee will not grant sublicenses of the Technology, UBC Improvements or any Joint Improvements to Affiliated Companies or other third parties without the prior written consent of UBC which consent will not be unreasonably withheld. After obtaining UBC’s consent, the Licensee will provide UBC with a non-redacted signed copy of each sublicense granted within 30 days of it being signed by the Licensee and sublicensee. Such sublicenses will be considered to be Confidential Information of the Licensee, and will be subject to the Confidentiality provisions of Article 10. The Licensee shall not be obligated to obtain UBC’s consent to the granting of a sublicense if the proposed sublicensee has a market capitalization in excess of CAN. $500,000,000 at the time of the granting of the sublicense, provided always that such sublicense shall be in full compliance with the terms of this Agreement.

4.2                           Any sublicense granted by the Licensee will be granted only to the sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC such consent not to be unreasonably withheld. All sublicenses and sub-sublicenses must contain covenants by each sublicensee or sub-sublicensee to observe and perform terms and conditions similar to those contained in this Agreement and in particular the Licensee shall cause each sublicensee and sub-sublicensee to indemnify UBC on the same terms and conditions as are contained in Article 9.1 of this Agreement. UBC will use commercially reasonable efforts to respond to any request for consent to a sublicense or sub-sublicense within 30 days of UBC receiving the draft sublicense or sub-sublicense from the Licensee, provided that Licensee delivers such notice in accordance with Article 16, and specifically makes reference to such 30 day limit and the provisions of this Article 4.2 in its written notice to UBC requesting such consent. Failure by UBC to respond within such thirty (30) day notice period will be interpreted as consent to the sublicense.

4.3                           Before executing a sublicense, the Licensee will give notice to UBC of the jurisdictions in which the sublicensee is carrying on business. If the Licensee, during the term of the sublicense, becomes aware of the sublicensee carrying on business in another jurisdiction, then the Licensee will give notice to UBC within five days. If UBC has registered a financing statement under Article 3.5, the Licensee will, immediately after executing the sublicense, register a financing change statement under the Personal Property Security Act of British Columbia and/or any similar legislation in those jurisdictions in which each sublicensee carries on business and has its chief place of business to add each sublicensee to the registration referred to in Article 3.5, and will provide UBC with a copy of the verification statement within 15 days after receiving the verification statement. If any sublicensee changes the jurisdiction within which it is carrying on business and/or the location of its chief place of business, the Licensee will file the appropriate documents in the Personal Property Registries or similar registries within or outside of Canada to document the changes in jurisdiction. The Licensee will pay for all costs associated with the filings under this Article 4.3.

5.0                          ROYALTIES & MILESTONE PAYMENTS

5.1                           In consideration of the license granted under this Agreement, the Licensee will pay to UBC a royalty of [***] of the Revenue. For greater clarity it is confirmed that the royalty of [***] of Revenue will be paid by the Licensee on all Revenue whether such Revenue is received by the Licensee, any sublicensee and/or any sub-sublicensee, but excluding product development milestone payments which are received by the Licensee from a sublicensee.

5.2                           In anticipation that the Licensee may have to enter into additional royalty bearing technology licenses with third parties which are essential in order to practice and maximize the commercial success of the Technology and/or Improvements and/or Products, UBC agrees, if required by the Licensee and if the Licensee has entered into one or more such licenses with non-Affiliated third parties, that the royalty on Revenues payable hereunder will be reduced in accordance with this Article 5.2 if the combined royalty rates of the additional technology licenses and this License Agreement exceed [***]  The royalty rate payable on Revenues hereunder will be reduced by one half of the amount in excess of [***] but in no event will the royalty payable to UBC hereunder ever be reduced to less than [***] of Revenue. For example, if the additional royalty rates of the additional technology licenses were [***] then the combined royalty rates would be [***] and the royalty payable to UBC hereunder would be reduced by the following amount:  [***] and the royalty payable to UBC would therefore be reduced as follows:

[***]  For greater clarity it is confirmed that if the royalties paid by the Licensee to any third party are subsequently reduced or eliminated, that the royalty payable to UBC shall thereafter be readjusted upwards to reflect this.

5.3                           The royalty is due and payable within 30 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue in the three month period immediately before the applicable Royalty Due Date.

5.4                           All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee or any sublicensee or sub-sublicensee receives any Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that the Revenue is recognized by the Licensee according to the rules of GAAP. The conversion to Canadian dollars shall be based on the average Bank of Canada exchange rate for buying Canadian dollars with such currency in the 30 days prior to the date that Revenue is recognized by the Licensee. The amount of Canadian dollars resulting from the conversion is to be included in Revenue.

5.5                           Products are deemed to have been sold by the Licensee, any sublicensee or any sub-sublicensee and included in the Revenue when invoiced, delivered, shipped, or paid for, whichever is the first.

5.6                           Any transaction, disposition, or other dealing involving all or part of the Technology or any Improvements or Products, between the Licensee, any sublicensee or any sub-sublicensee and another person that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of the transaction, disposition, or other dealing will be added to and deemed part of the Revenue and will be included in the calculation of royalties under this Agreement.

5.7                           In addition to all other payments due pursuant to this Article 5, the Licensee shall pay to UBC the following milestone payments within thirty (30) days after achievement of each of the applicable events for the first Product or any subsequent Products, as the case may be, in the first Major Market Country for such Product; provided however that no additional milestone payment shall be due or owing for any Product that meets the same milestone in an additional country once such milestone payment has already been paid for the first Major Market Country, as follows:

MILESTONE	Milestone Payment for the First Product	Milestone Payment for Each Subsequent Product

[***]	[***]	[***]
[***]	[***]	[***]
[***]:	[***]	[***]

The above milestone payments shall be due and payable if such milestones are met or achieved by the Licensee or any sublicensee or sub-sublicensee of the Licensee or any other party who has obtained any rights to the Technology, Improvements or any Products through the Licensee, sublicensee or any sub-sublicensee. For greater clarity it is confirmed that [***].

6.0                          EQUITY & ANNUAL LICENSE MAINTENANCE FEE

6.1                           As part of the consideration for the rights granted by UBC to the Licensee hereunder, the Licensee agrees to deliver to UBC within thirty (30) days following the execution of this Agreement, and in lieu of an initial license fee, 30,000 post-consolidation (consolidation having occurred on September 23rd, 2003) voting common shares in the capital stock of the Licensee (the “UBC Shares”).

6.2                           The Licensee will use commercially reasonable efforts to cause all of the UBC Shares to be issued free from any pooling, escrow or other trading restrictions placed on such shares by the Licensee or any regulatory authority having jurisdiction over the Licensee. The Licensee acknowledges and agrees that UBC shall have the right to transfer any or all of the UBC Shares to a company or society of which UBC is the sole shareholder in the case of a company or of which UBC controls the membership, in the case of a society and the Licensee shall take all steps or do such acts as may be reasonably required to allow such transfer.

6.3                           The Licensee acknowledges and agrees that it will comply with all applicable laws and legislation with respect to the issuance of the UBC Shares.

6.4                           The UBC Shares shall be deemed to be fully paid for by UBC as of the date of issuance and shall be the absolute property of UBC. Neither all nor any portion of the UBC Shares shall be refundable to the Licensee under any circumstances.

6.5                           Until the Licensee becomes a reporting issuer for equity securities under the Securities Act of British Columbia, or under the applicable securities legislation in any other jurisdiction which has jurisdiction over the issuance of securities by the Licensee, the Licensee shall provide to UBC:

(a)           Quarterly financial statements:  Within 60 days after the last day of each financial quarter, financial statements, including a balance sheet and a statement of income as of the last date of each financial quarter, a cumulative statement of income from the first day of the current financial year to the last day of such financial quarter,

(b)           Annual financial statements:  Within 160 days after the end of each fiscal year of the Licensee, audited financial statements of the Licensee prepared by a reputable accounting firm.

(c)           Budget:  Sixty (60) days following the end of each fiscal year the Licensee, shall provide a budget for the upcoming fiscal year which shall include quarterly financial breakdowns for such fiscal year.

(d)           Minutes:                Minutes of all meetings of the Board of Directors of the Licensee in a timely manner and in no case later than 30 days after the approval of such Board Minutes by the Board of Directors;

(e)           Litigation:             A summary of any litigation (pending, threatened or otherwise) or other proceedings against the Licensee before any court, tribunal or administrative agency, promptly after the Licensee becomes aware of same;

(f)            Material Adverse Effect:                     Notice of any default, breach, acceleration, modification or cancellation of any agreement, arrangement or other transaction or matter that may result in a material adverse effect to the Licensee, promptly after the Licensee becomes aware of same;

(g)           Merger:                  Notice of the intention to effect a change of control, sale of assets, reorganization, amalgamation, consolidation, merger or an agreement to amalgamate, consolidate or merger the Licensee with any entity, promptly after the Licensee becomes aware of same;

(h)           Technical Report:                                a written report that documents the technical developments and results of any test marketing, a copy of which shall be delivered to UBC no later than the first anniversary of the Effective Date of this Agreement; and

(i)            Business & Marketing Plan:            and update once every year, or as is reasonably requested by UBC, the Licensee’s business and marketing plan. Copies of all updates of these plans will be provided to UBC in a timely manner.

6.6                           [***]

6.7                           In further consideration for the license granted hereunder, the Licensee shall pay to UBC, in addition to all other amounts due under this Agreement, an annual maintenance fee of CAN. $2,000.00 payable on or before January 2nd of each year during which this Agreement remains in full force and effect, starting on January 2, 2006 (the “Annual Maintenance Fee”). Neither all nor any part of the Annual Maintenance Fee paid shall be refundable to the Licensee under any circumstances. The Annual Maintenance Fee is intended to cover maintenance of this Agreement by UBC, and shall be separate and distinct from any royalties due to UBC under this Agreement.

6.8                           Any information provided to UBC under Article 6.5 will be considered Confidential Information of the Licensee and will be subject to the Confidentiality provisions of Article 10.

7.0                          PATENTS

7.1                           UBC will own and manage the Patent portfolio including all Patents for UBC Improvements and Joint Improvements. The Licensee may identify any process, use or products arising out of the Technology and any UBC Improvements and Joint Improvements that may be patentable and UBC will, on the request of the Licensee, take reasonable steps to apply for a patent in the name of UBC provided that the Licensee pays all costs of applying for, registering and maintaining the patent in the jurisdictions in which the Licensee designates that a patent is required. UBC will consult with the Licensee with respect to the choice of patent counsel. The Licensee will be given an opportunity to review and provide input regarding the scope and content of patent applications and to request countries for foreign filings. UBC will keep the Licensee advised as to all significant developments with respect to such applications and will make reasonable efforts to supply the Licensee with copies of material documents received and filed in connection with the prosecution thereof.

7.2                           The Licensee will own and manage all patents for Licensee Improvements and will pay all costs of applying for, registering and maintaining the patents filed in respect of Licensee Improvements. The Licensee, within 30 days of filing of any new patent application with respect to any Licensee Improvement, will provide to UBC a copy of the application, and will thereafter make commercially reasonable efforts to keep UBC informed of all significant developments with respect to such application.

7.3                           On the issuance of a patent obtained under Article 7.1, the Licensee becomes the licensee of the patent on the terms and conditions set out in this Agreement.

7.4                           Within 30 days of execution of this Agreement the Licensee will reimburse UBC for all patent costs incurred by UBC with respect to the Technology and Patents prior to execution of this Agreement, provided that such costs have not already been reimbursed by the Licensee. Thereafter, within 30 days of presentation of receipts and/or invoices by UBC to the Licensee, the Licensee will reimburse UBC for the balance of all costs incurred to date regarding any Patents or Patent applications relating to the Technology and any UBC Improvements or Joint Improvements licensed under this Agreement.

7.5                           The Licensee will not contest the validity or scope of any Patents licensed under this Agreement.

7.6                           The Licensee will ensure proper patent marking for all uses of the Technology and any Improvements licensed under this Agreement and will clearly mark, where this is commercially reasonable and possible, the appropriate patent numbers on any Products made using the Technology and/or Improvements.

8.0                          DISCLAIMER OF WARRANTY

8.1                           [***]

(a)           [***]

(b)           [***]

8.2                           Subject to Article 8.1(a) and (b), UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any Improvements or the Products:

(a)           correspond with a particular description;

(b)           are of merchantable quality;

(c)           are fit for a particular purpose; or

(d)           are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been advised by UBC to undertake its own due diligence regarding the Technology and any Improvements.

8.3                           Subject to Article 8.1(a) and (b), nothing in this Agreement:

(a)           constitutes a warranty or representation by UBC as to title to the Technology and/or any Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trade-marks, industrial design or other intellectual property rights; or

(b)           imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.4                           Notwithstanding Article 8.3, if there is an alleged infringement of the Technology, UBC Improvement or any Joint Improvements or any right with respect to the Technology, UBC Improvements or any Joint Improvements, the Licensee may, on receiving the prior written consent of UBC, [***], prosecute litigation designed to enjoin infringers of the Technology, UBC Improvements or any Joint Improvements. Provided that it has first granted its prior written consent, UBC agrees to reasonably co-operate to the extent of signing all necessary documents and to vest in the Licensee the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and in this case all recoveries are for the benefit of the Licensee.

8.5                           If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a sublicensee or sub-sublicensee of the Licensee regarding the use of the Technology or any Joint Improvements or UBC Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)           the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a sublicensee or sub-sublicensee;

(b)           except as provided in Article 8.5(d) and 8.5 (e), all costs and expenses incurred by the Licensee or any sublicensee or sub-sublicensee of the Licensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any sublicensee or sub-sublicensee of the Licensee, as the case may be;

(c)           no decision or action concerning or governing any final disposition of the complaint will be taken without full consultation with, and approval by, UBC, which approval will not be unreasonably withheld;

(d)           UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovery of some or all of the additional expenses from the complainant);

(e)           if the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a lower payment of costs, damages, accounting of profits and settlement costs than that provided in such offer; and

(f)            the Licensee will pay all royalties and milestone payments payable under this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties and milestone payments paid to UBC in trust under this Article 8.5(f) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties and milestone payments paid to it under this Article 8.5(f).

9.0                          INDEMNITY & LIMITATION OF LIABILITY

9.1                           The Licensee indemnifies, holds harmless and defends UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all claims (including all associated legal fees and disbursements actually incurred) arising out of the exercise of any rights under this Agreement, including without limitation against any damages or losses, consequential or otherwise, arising in any manner at all from or out of the use of the Technology or any Improvements or Products licensed under this Agreement by the Licensee or its sublicensees, sub-sublicensees, or their customers or end-users.

9.2                           UBC’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence) or at common law, for any loss or damage suffered by the Licensee, whether direct, indirect or special, or any other similar damage that may arise or does arise from any breaches of this Agreement by UBC, its Board of Governors, officers, employees, faculty, students or agents, is limited to the amount of CAN. $2,000, which amount may (at UBC’s option) be satisfied by UBC returning and transferring to the Licensee all of the UBC Shares in the Licensee then owned by UBC (notwithstanding that UBC may have previously sold or transferred some of the UBC Shares).

9.3                           The Licensee acknowledges and agrees that UBC will not be liable for consequential or incidental damages arising from any breach or breaches of this Agreement.

9.4                           Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the Licensee and its successors and assigns.

10.0                        PUBLICATION & CONFIDENTIALITY

10.1                         Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in performing its obligations under this Agreement. The Licensee will maintain an appropriate internal program limiting the distribution of UBC’s Confidential Information to only those officers, employees and professional advisors who require such Confidential Information in performing the Licensee’s obligations under this Agreement and who have signed appropriate non-disclosure agreements. UBC shall not be restricted from publishing its own Confidential Information related to the Technology, UBC Improvements or Joint Improvements, provided that any such publication or disclosure is made in accordance with Article 10.3 hereof, and provided further that such publication or disclosure does not include any Confidential Information of the Licensee, including without limitation any information related to its business partners, without the Licensee’s express prior written consent. All Confidential Information must be marked in writing as Confidential at the time of disclosure or within thirty (30) days from receipt by the receiving party.

10.2                         Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

10.3                         With respect to the Technology and/or any UBC Improvements or Joint Improvements only, UBC shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals, or electronic media including the internet, or other publications, accounts of its research, including abstracts, provided however that:

(a)           UBC provides the Licensee with copies of any proposed publication or presentation (each a “Manuscript”) at least sixty (60) days in advance of the submission of such Manuscript to a journal, editor, or other third party; and

(b)           the Licensee has not, within thirty (30) days after receipt of said Manuscript, objected in writing to such Manuscript in accordance with this Article 10.3.

The Licensee may object to a Manuscript on the grounds that it contains material the Licensee considers objectionable (the “Objectionable Material”) and/or on the grounds that it discloses patentable subject matter which needs protection. In the event that the Licensee makes such objection on the former ground, the Licensee will clearly specify what it considers Objectionable Material, and UBC will ensure that its researchers refrain from disclosing the Manuscript for a period of up to six (6) months after the date the Licensee received the Manuscript. During such six (6) month period, the researchers, UBC and the Licensee shall work together to revise the Manuscript to remove or alter the Objectionable Material as follows: (a) if the Objectionable Material discloses Confidential Information of the Licensee, such Objectionable Material will be removed from any Manuscript prior to disclosure of the same unless otherwise agreed to in writing by the Licensee; and (b) a Manuscript containing any other Objectionable Material will be revised to remove or alter such other Objectionable Material, on a case by case basis and in a manner acceptable to the Licensee and UBC. The researchers and UBC shall co-operate in all reasonable respects in making revisions to any Manuscripts considered by the Licensee to contain Objectionable Material. Once a Manuscript has been revised to remove or alter the Objectionable Material in a manner acceptable to the Licensee, the Licensee shall withdraw its objection and the researchers and UBC shall not be restricted from publishing or presenting the Manuscript, provided that any objection based on patentable subject matter contained in such Manuscript has also been addressed in accordance with the terms hereof. In the event that the Licensee makes such an objection on the grounds that the Manuscript contains patentable subject matter that constitutes Technology, a UBC Improvement or a Joint Improvement, it shall be deemed to be a direction to UBC to file a patent application pursuant to Article 7.1, and UBC shall ensure that its researchers refrain from disclosing the Manuscript until UBC has filed one or more patent applications with one or more patent offices directed to such patentable subject matter, or until six (6) months have elapsed from date of receipt of such written objection from the Licensee by UBC, whichever is sooner, after which UBC and its researchers may proceed with said presentation or publication. For greater certainty, a provisional patent application shall be considered to be a patent application in the United States of America for the purposes of this Agreement.

10.4                         The Licensee requires of UBC, and to the extent permitted by law UBC agrees, that this Agreement, and each part of it, is confidential and will not be disclosed to third parties, as the Licensee claims that the disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Licensee’s competitive position and/or interfere with the Licensee’s negotiations with prospective sublicensees. Notwithstanding anything contained in Article 10, the Licensee acknowledges and agrees that UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any Improvements, and that UBC may also disclose to the inventors of the Technology the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments.

10.5                         Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and assigns.

11.0                        PRODUCTION & MARKETING

11.1                         The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. Without limitation, the Licensee will not issue a press release regarding this Agreement or the Technology or any Improvements without first obtaining UBC’s written approval. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2                         The Licensee agrees that it will use commercially reasonable efforts to

(a)           develop and commercialize the Technology and any Improvements;

(b)           track and monitor on an ongoing basis performance under the terms of each sublicense and sub-sublicense entered into under this Agreement;

(c)           monitor patent infringement in the Major Market Countries regarding any Patent and any Improvements licensed under this Agreement; and

(d)           handle the Technology and any Improvements with care and without danger to the Licensee, its employees, agents, or the public.

11.3                         The Licensee will use commercially reasonably efforts to, develop, promote, market, and sell products incorporating the Technology. Without limiting the generality of the foregoing, the Licensee shall:

(a)           use commercially reasonable efforts to raise capital as set out in the business and marketing plan referred to in Article 6.5 as amended from time to time and approved by the directors of the Licensee;

(b)           maintain a bona fide Board of Directors with a majority of directors who are not employees or officers of the Licensee during the term of this Agreement;

(c)           undertake those activities and take such steps as may be reasonably required to enable the Licensee to fulfill the business and marketing plan as amended and approved from time to time by the Board of Directors;

11.4                         If UBC is of the view that the Licensee is in breach of Article 11.3, UBC may, not more than once in any calendar year, give notice to the Licensee in accordance with Article 16.0 specifying the nature of the breach. Within 15 days of receiving UBC’s notice, the Licensee shall provide notice to UBC of its election to:

(a)           proceed with remedying the breach as described herein, or

(b)           dispute the breach (“Dispute”) and refer the Dispute to mediation in accordance with Articles 11.5.

If the Licensee elects to proceed with remedying the breach, Licensee shall, within 30 days of receiving the notice of breach, provide UBC with a reasonably detailed plan (“Remedy Plan”) that describes: i) the actions it will undertake to cure the breach and; ii) an estimate of the date when the breach will be cured (“Cure Date”). UBC shall have fifteen (15) days from the receipt of the Remedy Plan to review and approve such plan. If UBC approves the Remedy Plan proposed by the Licensee and provided, that the Licensee is employing commercially reasonable efforts to carry out the plan, the Agreement shall remain in full force and effect until the Cure Date. Should the Licensor be unable to remedy the breach by the Cure Date then the Licensee will (counting from the Cure Date) have a further 30 days to remedy the breach in accordance with Article 18.4(a). If the Licensee fails to remedy the breach within such 30 day period then UBC may terminate this Agreement or at UBC’s sole discretion it may enter into an agreement with the Licensee whereby the Licensee will make annual payments of [***] to UBC to maintain this Agreement, notwithstanding the Licensee’s breach.

If UBC, acting reasonably, does not agree to the Remedy Plan, the matter shall be referred to mediation in accordance with Article 11.5. If the Licensee fails to make an election to remedy or dispute the breach in accordance with this Article, then the Licensee will be deemed to have accepted the breach and UBC may terminate this Agreement.

11.5                         If the Licensee elects to refer the Dispute to mediation, UBC and the Licensee will jointly select and appoint a mediator (the “Mediator”) within 15 days of the Licensee’s election. If the parties cannot agree on the selection of a Mediator then a Mediator will be appointed by the British Columbia International Commercial Arbitration Centre. On appointment of Mediator the following rules and procedures will govern the conduct of the parties and the Mediator before and during the mediation of a Dispute:

(a)           within 15 days of the appointment of the Mediator, both Parties will provide to the Mediator a written summary of its position and copies of all documents on which it intends to rely.

(b)           after each of the Licensee and UBC has provided its summary and documents under Article 11.5(a), but not more than 60 days from the appointment of the Mediator, the parties agree to meet in the presence of the Mediator with a view to resolving the Dispute. The role of the Mediator will be to assist in negotiating a resolution of a Dispute and the Mediator will not make a binding decision without the parties’ prior written agreement;

(c)           the mediation of a Dispute may be terminated by either party, by giving notice to the other party:

(i)            if the other party fails to comply with its obligations under Article 11.5; or

(ii)           if the parties cannot agree on a resolution of the Dispute within 90 days from the appointment of the Mediator;

(d)           any confidential or without prejudice information or documents disclosed by either party under this Article 11.5 must be kept confidential and must not be used except for the purposes of the Mediation; and

(e)           each party must bear its own costs of complying with Article 11.5 and the parties must bear equally the costs of any Mediator engaged.

11.6                         If the parties cannot agree on the resolution of the Dispute within 90 days from the appointment of the Mediator, or if the mediation of the Dispute has been terminated under Article 11.5(c), then the Licensee will (counting from the end of the 90 day period) have a further 30 days to remedy the breach in accordance with Article 18.4(a). If the Licensee fails to remedy the breach within such 30 day period then UBC may terminate this Agreement or at UBC’s sole discretion it may enter into an agreement with the Licensee whereby the Licensee will make annual payments of [***] to UBC to maintain this Agreement, notwithstanding the Licensee’s breach.

12.0                        ACCOUNTING RECORDS & REPORTS

12.1                         The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues and all business done in connection with the Technology or any Improvements. The accounts and records will be in sufficient detail to enable proper returns to be made under this Agreement and the Licensee will cause its sublicensees and sub-sublicensees to keep similar accounts and records.

12.2                         The Licensee will complete and deliver to UBC:

(a)           within 30 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “B”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report shall be prepared and delivered for each sublicense and sub-sublicensee, including an accounting statement setting out in detail how the amount of Revenue was determined and identifying each sublicensee and sub-sublicensee and the location of the business of each. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Revenue, and thereafter a Payment Report shall be delivered every three months regardless of whether any Revenue was received in the preceding period; and

(b)           on or before February 1st of each year during the Term, starting on February 1st, 2006, an Annual Report in the form attached as Schedule “C” (or an amended form as required by UBC from time to time).

12.3                         The calculation of royalties will be carried out in accordance with generally accepted Canadian accounting principles, or the standards and principles adopted by the U.S. Financial Accounting Standards Board applied on a consistent basis.

12.4                         The Licensee will retain the accounts and records referred to in Article 12.1 for at least six years from when they were made and will, upon ten (10) days written notice and not more than once in any calendar year, permit a representative of a certified independent accounting firm to inspect, at UBC’s expense, the accounts and records during the Licensee’s normal business hours to verify the accuracy of Revenue and the Licensee’s calculation of all amounts to be paid by the Licensee to UBC under the terms of this Agreement. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than five percent (5%) for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee.

12.5                         Any information provided to UBC under Article 12  will be considered Confidential Information of the Licensee and will be subject to the Confidentiality provisions of Article 10.

13.0                        INSURANCE

13.1                         During the Term, and for a period of three years thereafter, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2                         Notwithstanding Article 13.1, one month before the earlier of:

(a)           the start of any Product testing involving human subjects (“Human Clinical Trials”); or

(b)           the First Use of the Technology,

the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(c)           be placed with a reputable and financially secure insurance carrier;

(d)           include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(e)           provide coverage regarding all activities under this agreement;

(f)            a severability of interest and cross-liability clauses; and

(g)           provide that the policy cannot be cancelled except on at least 30 days’ prior notice to UBC, and will endeavour to provide UBC with notice of any material change in the insurance coverage.

13.3                         UBC shall have the right to require reasonable amendments to the terms or the amount of coverage contained in the policy. Failing the parties agreeing on the appropriate terms or the amount of coverage, then the matter shall be determined by arbitration. The Licensee will provide to UBC for its approval certificates of insurance evidencing the coverage seven days before the earlier of any Human Clinical Trials or the First Use of the Technology. The Licensee will not:

(a)           start any Human Clinical Trials,

(b)           allow the First Use of the Technology, or

(c)           sell any Product or allow any third party to use the Technology or any Improvements at any time unless, a certificate of insurance has been provided and approved by UBC, and the insurance outlined in Article 13.2 is in effect.

13.4                         The Licensee will also require each sublicensee and sub-sublicensee to procure and maintain:

(a)           public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)           in any event, one month before the earlier of any Human Clinical Trials or the First Use of the Technology by the sublicensee or sub-sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will use commercially reasonable efforts to ensure that all sublicensees’ and sub-sublicensees’ policies of insurance contain a waiver of subrogation against UBC, its Board of Governors, faculty, officers, employees, students and agents.

14.0                        ASSIGNMENT & CHANGE OF CONTROL

14.1                         The Licensee will not assign, transfer, mortgage, pledge, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC, which consent will not be unreasonably withheld.

14.2                         UBC will have the right with the prior written consent of Licensee, which consent shall not be unreasonably refused, to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated or which has purposes which are consistent with the objectives of UBC. If UBC makes such an assignment, the Licensee will release and discharge UBC from all obligations or covenants, provided that the company or society, as the case may be, signs a written agreement which provides that the company or society assumes all obligations or covenants from UBC and that the Licensee retains all rights granted to the Licensee under this Agreement.

15.0                        GOVERNING LAW

15.1                         This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in that province, without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. The parties agree that the British Columbia Supreme Court has exclusive jurisdiction over this Agreement.

16.0                        NOTICES

16.1                         All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)           in writing; and

(b)           either by personal delivery or by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted.

16.2                         The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “D”. The address for delivery of notices to the Licensee is set out below:

OncoGenex Technologies, Inc.
Attention: President and CEO
# 400 – 1001 West Broadway
Vancouver, British Columbia
Canada, V6H 4B1
Telephone:	(604) 736-3678
Fax:	(604) 736-3687

With a copy to:

Doug Seppala
McCullough, O’Conner Irwin, Solicitors
1100-888 Dunsmuir Street
Vancouver, BC, Canada
Fax: 604-687-7099

17.0                        TERM

17.1                         The term (the “Term”) of this Agreement starts on the Effective Date and ends on:

(a)           the day that is exactly 20  years later; or

(b)           the expiry of the last patent licensed under this Agreement,

whichever is last to occur, unless terminated earlier under Article 18.

18.0                        TERMINATION OF AGREEMENT

18.1                         This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee.

18.2                         UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)           the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, or the Licensee ceasing or threatening to cease carrying on business;

(b)           any execution or other process of any court becomes enforceable against the Licensee, or if any similar process is levied on the rights under this Agreement or on any money due to UBC and is not released or satisfied by the Licensee within 30 days from the process becoming enforceable or being levied;

(c)           any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

18.3                         If any one or more of the following events has occurred and the Licensee has not cured these events within thirty (30) days of receiving written notice from UBC, UBC may, at its option, terminate this Agreement:

(a)           if the Licensee is more than thirty (30) days in arrears of royalties or other monies that are due to UBC under the terms of this Agreement;

(b)           the Technology, UBC Improvements or any Joint Improvements become subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through the Licensee without the prior written consent of UBC;

(c)           if the Licensee breaches any of Articles [***];

(d)           if any sublicensee or sub-sublicensee of the Licensee is in breach of its sublicense or sub-sublicense with the Licensee and the Licensee does not use commercially reasonable efforts to cause the sublicensee or sub-sublicensee to cure the breach within 30 days of receipt of notice from UBC; or

(e)           if the Licensee, or any Affiliated Company is in material breach of any other agreement between the Licensee or such Affiliated Company and UBC and the material breach has not been cured within the time provided for the curing of the breach under the terms of the other agreement.

18.4                         Other than as set out in Articles 18.1, 18.2 and 18.3, either party may terminate this Agreement for any breach which is not remedied after providing the following notice to the party in breach:

(a)           30 days notice in the case of any breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)           if the breach cannot be remedied within 30 days and the breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner.

18.5                         If this Agreement is terminated under Article 18.1 to 18.4, the Licensee will make all outstanding royalty payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within five days of the Effective Termination Date, the Licensee will deliver to UBC all Technology, UBC Improvements and any Joint Improvements in its possession or control and has no further right of any nature at all in the Technology, UBC Improvements or any Joint Improvements. If the Licensee has not delivered up the Technology, UBC Improvements and any Joint Improvements within five days from the Effective Termination Date, UBC may immediately and without notice enter the Licensee’s premises and take possession of the Technology, UBC Improvements and any Joint Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.5, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

18.6                         The Licensee and all sublicensees will cease to use the Technology, UBC Improvements or any Joint Improvements in any manner at all or to manufacture or sell the Products within five days from the Effective Termination Date. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may in its sole discretion require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. UBC will instruct that the unsold Products be stored, destroyed or sold under its direction, provided this Agreement was terminated under Article 18.2, 18.3 or 18.4. Without limitation, if this Agreement is terminated under Article 18.1, no Products will be sold without the prior written consent of UBC. The Licensee will continue to make royalty payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Article 18.6, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.5.

18.7                         Notwithstanding the termination or expiration of this Agreement, Article 12 remains in full force and effect until six years after:

(a)           all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)           any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

18.8                         [***]

(a)           [***]

(b)           [***]

(c)           [***]

[***]

19.0                        MISCELLANEOUS COVENANTS OF LICENSEE

19.1                         The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of Canada and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2                         The Licensee will comply with all laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to the Technology and any Improvements and this Agreement.

19.3                         The Licensee will pay all reasonable legal expenses and costs incurred by UBC in negotiating and drafting this Agreement [***]. In addition the Licensee will reimburse UBC for any reasonable legal costs incurred by UBC in connection with any consents and approvals required from UBC, including without limitation expenses and costs regarding UBC’s review of any sublicenses or sub-sublicenses to be granted by the Licensee.

19.4                         The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement, including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees or sub-sublicensees, the Licensee will pay the tax to UBC on demand.

19.5                         The obligation of the Licensee to make all payments under this Agreement is absolute and unconditional and is not, except as expressly set out in this Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

19.6                         The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of [***] per annum, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from time to time outstanding, from the date on which portions of the amounts become due and owing until payment in full.

20.0                        MANAGEMENT OF CONFLICTS OF INTEREST

20.1                         The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (http://www.policy.ubc.ca/), and that UBC may amend these policies or introduce new policies from time to time.

20.2                         Subject to Article 20.3 the Licensee and UBC agree, that:

(a)           the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigators and the laboratory facilities made available to the Investigators by reason of the Investigators’ employment at UBC;

(b)           no students, post-doctoral fellows or other UBC staff will participate or be involved in research or projects for or in collaboration with the Licensee that utilize UBC’s facilities or resources; and

(c)           the Licensee will use commercially reasonable efforts to forward to UBC any disclosures of inventions, manuscripts and/or abstracts made by the Investigators to the Licensee.

20.3                         The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0                        GENERAL

21.1                         Upon 48 hours advance notice, and at UBC’s sole risk and expenses, the Licensee shall permit any duly authorized representative of the UBC that has signed an appropriate non-disclosure agreement with the Licensee to enter upon and into any premises of the Licensee during normal business hours for the purpose of inspecting the Products and the manner of their manufacture and generally of ascertaining whether or not the provisions of this Agreement have been, are being, or will be complied with by the Licensee.

21.2                         Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

21.3                         Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.4                         No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term , or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

21.5                         No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.6                         All terms which require performance by the parties after the expiry or termination of this Agreement, will remain in force despite this Agreement’s expiry or termination for any reason.

21.7                         Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

21.8                         The Licensee acknowledges that the law firm of Richards Buell Sutton has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.9                         This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

21.10                       Time is of the essence of this Agreement.

21.11                       Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 25 day of April, 2005 but effective as of the Effective Date.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatories:
/s/ J.P. Heale	J.P. Heale, PhD, MBA Associate Director University-Industry Liaison Office
Authorized Signatory

Authorized Signatory

SIGNED FOR AND ON BEHALF of ONCOGENEX TECHNOLOGIES INC. by its authorized signatories:

/s/ Scott Cormack
Authorized Signatory

Scott Cormack, President & CEO
Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UBC File #	Inventor(s)	Description	Patent #
[***]	[***]	[***]	[***]

SCHEDULE “B”

Payment Report for the Period dd/mm/yy to dd/mm/yy

Instructions for Completing this Report

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the licence with UBC involves several product lines, please prepare a separate Summary Table for each product line. For licences involving sublicensing or sub-sublicensing revenue, please prepare an additional report for each sublicense or sub-sublicense.

PLEASE NOTE:  An interest rate of [***] per annum, calculated annually not in advance will be assessed against all payments in arrears.

Licensee				Agreement #	UBC ID #
(or sublicensee)

UBC Technology

Report Type (check one and complete as appropriate)

Single Product Line	☐	Product Line Trade Name

Multiple Products	☐	Page	Of	Product Line Trade Name

Sublicense Report	☐	Page	Of

Payments this Quarter (please complete separate tables for multiple product lines) Royalties on Product Sales

	Units	Unit Price (domestic	Gross	Less	Net	Royalty	Conversion Rate (to	Period Royalty Amount (Canadian $ )
Country	Sold	currency)	sales	Allowances*	Sales	Rate	Canadian $ )	This yr	Last yr

Canada
US
Europe
(specify countries)

Other

Total Product Royalties

Additional Payments (complete all that apply)

Minimum Royalty Fee			☐			Amount
Milestone Payment			☐			Amount
Annual Licence Maintenance Fee			☐			Amount
								This Year	Last Year
Total Payments for Period

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by	Date	Dd/mm/yy	Phone

I	(print name),	(title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

SCHEDULE “C”

UBC License Agreement Annual Report

The information to be completed below shall constitute the annual report required pursuant to the UBC License Agreement. Any information or documents provided by the Licensee in this report shall not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:	Person Preparing This Report:
Name of Licensee:	UBC File Number:
Jurisdiction of Corporation:	Head Office Address:
Contact Person for Company
Licensed Technology:
Telephone Number:	E-mail Address:

1.     Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.     Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology?  Please provide details, and attach copies of all relevant documents.

3.     Has the Licensee become aware of any potential 3rd party infringing on the UBC patents or related intellectual property?  If so please provide details and outline what the Licensee is doing about this.

4.     Has the Licensee met any milestone or performance objectives in the past year as set forth in the license agreement?  Please outline the past year’s accomplishments.

5.     Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the license agreement?  If so please provide details.

6.     If applicable, has the Licensee granted sublicenses or sub-sublicenses to 3rd parties and if so have copies of the sublicense or sub-sublicenses agreement been provided to the Technology Manager at UBC?  If not, please enclose a copy of each sublicense or sub-sublicense agreement.

7.     Has the licensee made any sales in the last 12 months?  Yes ☐ No  ☐

If so please submit a completed Royalty Payment Report.

a)  Date of sales of Products utilizing the Technology;

b)  Date of any clinical trials.

8.     Does your company have public liability insurance?  If so, please attach a copy of the insurance policy naming UBC as insured as required by the License Agreement.

9.     Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by licensee and any sub-licensee or sub-sublicensee.

10.   Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date	Dd/mm/yy	Phone

I                                  (print name), of                                         (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director c/o Licensing Compliance Officer

University – Industry Liaison Office

#103 – 6190 Agronomy Road,

Vancouver, BC

V6T 1Z3

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SCHEDULE “D”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.                             The address for delivery of notices to UBC is:

The Director
University – Industry Liaison Office
University of British Columbia
#103 – 6190 Agronomy Road
Vancouver, British Columbia
V6T 1Z3
Telephone:	(604) 822-8580
Fax:	(604) 822-8589

2.                             Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)             by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)            by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For CAD $Deposits via wire
(General):	For USD Deposits via wire:

[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]

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AMENDING AGREEMENT

This Agreement is made as of August 30, 2006 (the “Effective Date”).

Between:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia and having its Industry Liaison offices at #103 – 6190 Agronomy Road, Vancouver, British Columbia, V6T 1Z3

(the “University”)

- and -

ONCOGENEX TECHNOLOGIES INC. a corporation incorporated under the laws of Canada, and having offices at Suite 400, 1001 West Broadway, Vancouver, British Columbia, V6H 4B1

(the “Licensee”)

WHEREAS:

A.            The University and the Licensee entered into a license agreement with an Effective Date of April 5, 2005 with respect to Hsp27 (“Hsp27 License Agreement”) pursuant to which the University granted the Licensee an exclusive worldwide license to the Technology, as defined in the Hsp27 License Agreement;

B.            The University and the Licensee now wish to amend the Hsp27 License Agreement as set out below.

Now therefore, in consideration of the premises and the mutual covenants contained in this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree with each other as follows:

1.                             Article 6.6 is hereby amended by adding the following to the end of it:

“The University consents to the termination of any shareholders agreements to which the University and the Licensee may be party, upon the Licensee becoming a reporting issuer under the Securities Act of British Columbia.”

2.                             Article 7.1 is hereby deleted and the following substituted therefore:

“7.1         The Licensee shall have the right to identify any process, use or products arising out of the Technology and any University Improvements that may be patentable and may seek patent protection with respect thereto, in which case the Licensee shall take all reasonable steps to apply for a patent in the name of the University provided that the Licensee pays all costs of applying for, registering and maintaining the patent in those jurisdictions in which the Licensee might designate that a patent is required. The choice of patent counsel will be mutually agreed upon between the University and the Licensee. The University shall remain the client of such patent counsel, however, the Licensee will provide direct instructions to the patent counsel on all patent matters relating to the Technology including filing, prosecution, management, maintenance, including renewals and term extensions thereof, and the scope and content of patent applications and to request countries for foreign filings. The Licensee will pay patent counsel for all costs incurred with respect to any and all patents relating to the Technology. The Licensee will supply or instruct the patent counsel to supply the University with copies of all documents and correspondence received and filed in connection with the prosecution of patents. The Licensee will keep the University advised as to all material developments with respect to such applications with sufficient time for the University to review and respond, and generally not less than 30 days prior to an applicable patent deadline, unless circumstances reasonably require the Licensee to act sooner to protect the patents, in which case the Licensee may act sooner.   The University shall, as required and at the Licensee’s cost for the University’s reasonable out-of-pocket expenses, reasonably cooperate with the Licensee, its lawyers and agents in the filing, prosecution, management and maintenance of the patents.”.

3.                             The following is added as Article 10.6:

“10.6       Notwithstanding anything contained in this Article, the parties acknowledge and agree that the Licensee may disclose Confidential Information to the extent that may be required by applicable securities laws in connection with the public offering of the Licensee’s securities and thereafter to comply with its disclosure obligations as a public company. If required to make such disclosure by any applicable securities laws, the Licensee shall inform the University in writing by giving notice and will consider any reasonable comments the University may have. Such notice shall be generally not less than 48 hours prior to public disclosure unless a delay of 48 hours would violate applicable securities laws, in which case notice shall be as soon as practicable.”

4.                             Article 11.1 is hereby deleted and the following substituted therefore:

“11.1       The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.”.

5.                             The contact information for delivery of notices in Article 16.2 is amended as follows:

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With a copy to:

Doug Seppala

DuMoulin Black LLP

Barristers & Solicitors

10th Floor - 595 Howe Street

Vancouver, British Columbia

V6C 2T5

Fax:                         (604) 687-3635

6.                             Except as modified herein, the University and the Licensee confirm that the Hsp27 License Agreement remains unmodified and in full force and effect.

7.                             The Hsp27 License Agreement as modified by this Agreement constitutes the entire agreement between the parties relating to the subject matter hereof.

This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which such counterparts when so executed and delivered shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SIGNED FOR AND ON BEHALF OF

THE UNIVERSITY OF BRITISH COLUMBIA

by its duly authorized officers:

/s/ J.P. Heale	J.P. Heale, PhD, MBA Associate Director University-Industry Liaison Office
Authorized Signatory

Authorized Signatory

SIGNED FOR AND ON BEHALF OF

ONCOGENEX TECHNOLOGIES INC.

By its duly authorized officer:

/s/ Scott Cormack
Authorized Signatory

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